Exhibit 99.1

Avon Reports First-Quarter 2012 Results

First-Quarter Revenue Down 2% (Up 1% in Constant Dollars)

Operating Profit was $72 Million; Adjusted[1] Non-GAAP $99 Million

NEW YORK, N.Y., May 1, 2012 - Avon Products, Inc. (NYSE:AVP) today reported first-quarter 2012 results. Kimberly Ross, Avon's Executive Vice President and Chief Financial Officer said: “While our first-quarter operating performance remained challenged, we are making progress toward addressing some of our operational and cost-cutting opportunities. With Sheri McCoy now on board, we are confident that her broad leadership experience and skills in managing large, complex, global organizations will help drive Avon's future success. We look forward to communicating further with investors about our future growth strategy at the appropriate time.”
First-Quarter 2012 (compared with first-quarter 2011)
Total revenue of $2.6 billion decreased 2%, up 1% in constant dollars. Total units declined by 1% and price/mix increased 2% during the quarter. Active Representatives were down 2%.
On a category basis, Beauty sales declined 1%, up 2% in constant dollars. On a reported basis, color was flat, fragrance and skincare declined 1%, and personal care was down 2%. Constant-dollar Beauty was driven by growth in all categories; color was up 4%, fragrance increased 3%, skincare grew 2%, and personal care was up 1%.
First-quarter 2012 gross margin was 60.8%, 310 basis points lower than the prior-year quarter, primarily due to cost pressures, including commodities and higher labor costs, as well as the negative impact from both foreign exchange and product mix.
Selling, general and administrative expense in the quarter increased as a percent of revenue by 350 basis points versus first-quarter 2011, and increased 310 basis points on an adjusted non-GAAP basis largely due to investments in the Representative Value

Proposition2 (“RVP”), increased bad debt provisions in South Africa, higher employment costs, and increased investments in brochures. Avon invested an additional $29 million in RVP in the quarter, primarily in the One Simple Sales Model in the U.S. and an increased focus on Representative engagement in Brazil. This was partially offset by a $7 million decline in advertising, down 9% to $75 million.
In the quarter, we took actions to enhance our operating model, reduce costs, and improve efficiencies. We recorded costs associated with restructuring of $27 million pre-tax, up from $15 million pre-tax in the year-ago period, or $0.04 and $0.02 per diluted share, respectively. Of the $27 million in the quarter, $22 million relates to the actions as described above, with the remaining $5 million associated with the 2005 and 2009 restructuring programs.
Operating profit was $72 million in the quarter and operating margin was 2.8%. Adjusted non-GAAP operating profit was $99 million and adjusted non-GAAP operating margin was 3.8%, down 610 basis points from the first quarter of 2011.
First-quarter 2012's effective tax rate was 32.3%, in line with the first quarter of 2011. On an adjusted non-GAAP basis, the effective tax rate was 32.9% versus 32.8% in first-quarter 2011.
Income from continuing operations in the first quarter of 2012 was $28 million, or $0.06 per diluted share. Adjusted non-GAAP income from continuing operations was $46 million, or $0.10 per diluted share.
With regards to cash flow, operating activities used $33 million of cash during the first quarter compared with a use of $32 million in the first quarter of 2011, as lower net income was offset by improvements in working capital, including inventory and lower pension contributions. The overall net cash used in the first quarter was $30 million, compared with a use of $165 million in first-quarter 2011, primarily due to lower debt repayments and $44 million related to the termination of two of our interest rate swap agreements.
Avon's net debt (total debt less cash) for the first quarter of 2012 was $2.2 billion, up $104 million from the year-end level.

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First-Quarter 2012 Regional Highlights (compared with first-quarter 2011)

Latin America
$ in millions	First-Quarter 2012
		% var. vs 1Q11
Total revenue	$1,138.8	1%
C$		5%
Active Representatives		2%
Units		(1)%
Operating profit	50.0	(64)%
Adjusted operating profit	54.7	(60)%
Operating margin	4.4%	(790 bps)
Adjusted operating margin	4.8%	(730 bps)

•	First-quarter constant-dollar revenue was driven by growth in both average order and Active Representatives

•
Brazil was down 4%, or up 2% in constant dollars, driven by growth in Active Representatives. Brazil's sales of Beauty products were flat with prior year, but increased 6% in constant dollars. This was partially offset by lower average order, due to uncompetitive pricing in Fashion & Home, as well as continued lower-than-normal service levels. Brazil sales were also negatively impacted by increased competition

•	Strong momentum continued in Mexico, which was up 2%, or up 10% in constant dollars, driven by higher average order as well as an increase in Active Representatives

•	Venezuela grew 26% in both reported and constant dollars, as average order benefited from inflationary price increases

•
The decline in adjusted non-GAAP operating margin was due to lower gross margin throughout the region, driven by inflationary cost pressures and negative foreign exchange. Operating margin was also negatively impacted by higher wage inflation in Brazil, Argentina, and Venezuela, as well as continued investment in RVP in Brazil

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North America
$ in millions	First-Quarter 2012
		% var. vs 1Q11
Total revenue	$490.3	(4)%
C$		(4)%
Active Representatives		(10)%
Units		1%
Operating profit	4.6	(83)%
Adjusted operating profit	9.0	(77)%
Operating margin	0.9%	(450 bps)
Adjusted operating margin	1.8%	(590 bps)

•
Avon's core U.S. business (which excludes Silpada) was down 2%, as average order growth, which benefited from product portfolio enhancements of Smart Value and giftables, was offset by a decline in Active Representatives

•	Silpada sales declined 17% due to declines in both Active Representatives and average order

•	The decline in adjusted non-GAAP operating margin was due to lower gross margin, driven by product mix and cost pressures, as well as costs related to the One Simple Sales Model implementation

Central & Eastern Europe
$ in millions	First-Quarter 2012
		% var. vs 1Q11
Total revenue	$394.6	(4)%
C$		—%
Active Representatives		(1)%
Units		(5)%
Operating profit	62.6	(19)%
Adjusted operating profit	65.4	(12)%
Operating margin	15.9%	(280 bps)
Adjusted operating margin	16.6%	(140 bps)

•	First-quarter constant-dollar revenue was flat, as higher average order was offset by a decline in Active Representatives

•	Russia was down 1%, or up 1% in constant dollars, due to an increase in Active Representatives

•	The decline in adjusted non-GAAP operating margin was primarily due to lower gross margin, driven by cost pressures, and increased investment in brochures

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Western Europe, Middle East & Africa
$ in millions	First-Quarter 2012
		% var. vs 1Q11
Total revenue	$330.0	(5)%
C$		1%
Active Representatives		(4)%
Units		2%
Operating loss	(6.1)	(118)%
Adjusted operating loss	(4.3)	(113)%
Operating margin	(1.8)%	(1160 bps)
Adjusted operating margin	(1.3)%	(1090 bps)

•	First-quarter constant-dollar revenue growth reflects higher average order, which was partially offset by a decline in Active Representatives

•	U.K. and Continental Europe were down, partially reflecting a continued weak macroeconomic environment

•	Adjusted non-GAAP operating margin was negatively impacted by 6.7 points due to increased bad debt provisions in South Africa, and lower gross margin, primarily due to foreign exchange

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Asia Pacific
$ in millions	First-Quarter 2012
		% var. vs 1Q11
Total revenue	$221.7	(2)%
C$		(4)%
Active Representatives		(9)%
Units		(3)%
Operating profit	15.4	(23)%
Adjusted operating profit	16.1	(17)%
Operating margin	6.9%	(190 bps)
Adjusted operating margin	7.3%	(120 bps)

•	First-quarter constant-dollar revenue decreased due to a decline in Active Representatives primarily in China, partially offset by higher average order

•	The Philippines grew 7%, or 5% in constant dollars, due to growth in Active Representatives

•	Offsetting the growth in the Philippines were double-digit declines in China, as our transitioning to a direct-selling business is facing greater-than-expected challenges

•	The region's adjusted non-GAAP operating margin decline was primarily due to lower revenues on a fixed cost base, and higher bad debt expense, partially offset by lower investments in RVP

Global Expenses
$ in millions	First-Quarter 2012
		% var. vs 1Q11
Total global expenses	$165.5	(1)%
Allocated to segments	(110.5)	(5)%
Net global expenses	55.0	6%
Adjusted net global expenses	42.1	—%

Please note that effective April 1, 2012, Central and Eastern Europe and Western Europe, Middle East and Africa are being managed as a single operating segment, and will be reported as one commercial business unit starting in the second quarter.

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Avon will conduct a conference call at 9:00 A.M. today to discuss the quarterly results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 69264786). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year. Please refer to the Form 10-Q for additional information on Avon's results for the quarter.

Avon, the company for women, is a leading global beauty company, with over $11 billion in annual revenue. As the world's largest direct seller, Avon markets to women in more than 100 countries through approximately 6.4 million active independent Avon Sales Representatives. Avon's product line includes beauty products, as well as fashion and home products, and features such well-recognized brand names as Avon Color, ANEW, Skin-So-Soft, Advance Techniques, Avon Naturals, and mark. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

Amy Low Chasen
Monica Chang
(212) 282-5320

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Footnotes

[1] “Adjusted” items refer to financial results presented in accordance with US GAAP that have been adjusted to exclude restructuring costs as described below, under “Non-GAAP Financial Measures.”

[2] “RVP” We have revised the definition of Representative Value Proposition to represent the expenses of activities directly associated with Representatives and sales leaders including the cost of incentives and sales aids (net of any fees charged). RVP no longer includes strategic investments such as the Service Model Transformation and Web enablement, and it no longer adjusts for the impact of volume.

Non-GAAP Financial Measures
To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars. We refer to these adjusted growth rates as Constant $ growth, which is a non-GAAP financial measure. We believe this measure provides investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.
We present gross margin, selling, general and administrative expenses as a percentage of revenue, operating profit, operating margin, income from continuing operations, earnings per share from continuing operations and effective tax rate on a non-GAAP basis. The discussion of our segments presents operating profit and operating margin on a non-GAAP basis. We have provided a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP. These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses the non-GAAP financial measures to evaluate its operating performance and believes that it is meaningful for investors to be made aware of, on a period-to-period basis, the impacts of costs to implement (“CTI”) restructuring initiatives. The Company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar

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expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management's reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management's expectations. Such factors include, among others, the following:

•
our ability to implement the key initiatives of, and realize the gross and operating margins and projected benefits (in the amounts and time schedules we expect) from, our global business strategy, including our multi-year restructuring programs and any initiatives arising under our long-range business review, product mix and pricing strategies, Enterprise Resource Planning, customer service initiatives, sales and operation planning process, outsourcing strategies, Internet platform and technology strategies, information technology and related system enhancements and cash management, tax, foreign currency hedging and risk management strategies;

•
our ability to realize the anticipated benefits (including any financial projections concerning, for example, future revenue, profit, cash flow and operating margin increases) from our multi-year restructuring programs, any initiatives arising under our long-range business review or other initiatives on the time schedules or in the amounts that we expect, and our plans to invest these anticipated benefits ahead of future growth;

•	the possibility of business disruption in connection with our multi-year restructuring programs, long-range business review or other initiatives;

•	our ability to realize sustainable growth from our investments in our brand and the direct-selling channel;

•	our ability to transition our business in North America, including enhancing our Sales Leadership model and optimizing our product portfolio;

•
a general economic downturn, a recession globally or in one or more of our geographic regions, or sudden disruption in business conditions, and the ability of our broad-based geographic portfolio to withstand an economic downturn, recession, cost inflation, commodity cost pressures, economic or political instability, competitive or other market pressures or conditions;

•
the effect of political, legal, tax and regulatory risks imposed on us in the United States and abroad, our operations or our Representatives, including foreign exchange or other restrictions, adoption, interpretation and enforcement of foreign laws, including in non-U.S. jurisdictions such as Brazil, Venezuela and Argentina, and any changes thereto, as well as reviews and investigations by government regulators that have occurred or may occur from time to time, including, for example, local regulatory scrutiny in China;

•	our ability to effectively manage inventory and implement initiatives to reduce inventory levels, including the potential impact on cash flows and obsolescence;

•	our ability to achieve growth objectives, particularly in our largest markets, such as the U.S., and developing and emerging markets, such as Brazil or Russia;

•
our ability to successfully identify new business opportunities and identify and analyze acquisition candidates, secure financing on favorable terms and negotiate and consummate acquisitions as well as to successfully integrate or manage any acquired business;

•	the challenges to our acquired businesses, such as Silpada, including the effect of rising costs, macro-economic pressures, competition, and the impact of declines in expected

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future cash flows and growth rates, and a change in the discount rate used to determine the fair value of expected future cash flows, which have impacted, and may continue to impact, the estimated fair value of the recorded goodwill and intangible assets;

•
the effect of economic factors, including inflation and fluctuations in interest rates and currency exchange rates, as well as the designation of Venezuela as a highly inflationary economy, foreign exchange restrictions and the potential effect of such factors on our business, results of operations and financial condition;

•
our ability to successfully transition to a direct-selling business in China, including retaining and increasing the number of Active Representatives, and to maintain the estimated fair value of the recorded goodwill;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in the international markets in our portfolio;

•
any developments in or consequences of investigations and compliance reviews, and any litigation related thereto, including the ongoing internal investigation and compliance reviews of Foreign Corrupt Practices Act and related U.S. and foreign law matters in China and additional countries, as well as any disruption or adverse consequences resulting from such investigations, reviews, related actions or litigation;

•	key information technology systems, process or site outages and disruptions;

•	disruption in our supply chain or manufacturing and distribution operations;

•
other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations, large-scale power outages and similar events;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to attract and retain key personnel;

•
competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skincare and toiletries industry, some of which are larger than we are and have greater resources;

•
our ability to implement our Sales Leadership program globally, to generate Representative activity, to increase the number of consumers served per Representative and their engagement online, to enhance the Representative and consumer experience and increase Representative productivity through field activation programs, execution of Service Model Transformation and other investments in the direct-selling channel, and to compete with other direct-selling organizations to recruit, retain and service Representatives and to continue to innovate the direct-selling model;

•
the impact of the typically seasonal nature of our business, adverse effect of rising energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in any material pending and future litigations or with respect to the legal status of Representatives;

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•	our ratings, our access to cash and short and long-term financing and ability to secure financing, or financing at attractive rates;

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations; and

•	the impact of changes in tax rates on the value of our deferred tax assets.
Additional information identifying such factors is contained in Item 1A of our 2011 Form 10-K for the year ended December 31, 2011. We undertake no obligation to update any such forward-looking statements.

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change
	March 31
	2012	2011
Net sales	$2,532.8	$2,591.5	(2)%
Other revenue	42.6	37.6
Total revenue	2,575.4	2,629.1	(2)%
Cost of sales	1,009.8	949.8
Selling, general and administrative expenses	1,494.1	1,432.8
Operating profit	71.5	246.5	(71)%
Interest expense	24.6	22.7
Interest income	(3.9)	(4.8)
Other expense, net	10.0	3.7
Total other expenses	30.7	21.6
Income from continuing operations, before tax	40.8	224.9	(82)%
Income taxes	(13.2)	(72.7)
Income from continuing operations, net of tax	27.6	152.2	(82)%
Discontinued operations, net of tax	—	(8.6)
Net Income	27.6	143.6
Net income attributable to noncontrolling interest	(1.1)	—
Net income attributable to Avon	$26.5	$143.6	(82)%
Earnings per share:(1)
Basic
Basic EPS from continuing operations	$.06	$.35	(83)%
Basic EPS from discontinued operations	$—	$(.02)
Basic EPS attributable to Avon	$.06	$.33	(82)%
Diluted
Diluted EPS from continuing operations	$.06	$.35	(83)%
Diluted EPS from discontinued operations	$—	$(.02)
Diluted EPS attributable to Avon	$.06	$.33	(82)%

Weighted-average shares outstanding:
Basic	431.3	429.8
Diluted	432.1	432.0

(1) Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is defined by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $25.7 and $142.3 for the three months ended March 31, 2012 and 2011, respectively.

AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	March 31	December 31
	2012	2011
Assets
Current Assets
Cash and cash equivalents	$1,215.2	$1,245.1
Accounts receivable, net	760.1	761.5
Inventories	1,250.8	1,161.3
Prepaid expenses and other	917.8	930.9
Total current assets	4,143.9	4,098.8
Property, plant and equipment, at cost	2,779.2	2,708.8
Less accumulated depreciation	(1,189.9)	(1,137.3)
Property, plant and equipment, net	1,589.3	1,571.5
Goodwill	487.3	473.1
Other intangible assets, net	275.0	279.9
Other assets	1,287.8	1,311.7
Total assets	$7,783.3	$7,735.0
Liabilities and Shareholders’ Equity
Current Liabilities
Debt maturing within one year	$1,180.7	$849.3
Accounts payable	849.1	850.2
Accrued compensation	214.1	217.1
Other accrued liabilities	647.9	663.6
Sales and taxes other than income	236.2	212.4
Income taxes	26.1	98.4
Total current liabilities	3,154.1	2,891.0
Long-term debt	2,201.8	2,459.1
Employee benefit plans	590.2	603.0
Long-term income taxes	64.8	67.0
Other liabilities	120.9	129.7
Total liabilities	$6,131.8	$6,149.8
Shareholders’ Equity
Common stock	$188.2	$187.3
Additional paid-in-capital	2,089.0	2,077.7
Retained earnings	4,652.3	4,726.1
Accumulated other comprehensive loss	(719.5)	(854.4)
Treasury stock, at cost	(4,573.9)	(4,566.3)
Total Avon shareholders’ equity	1,636.1	1,570.4
Noncontrolling Interest	15.4	14.8
Total shareholders’ equity	$1,651.5	$1,585.2
Total liabilities and shareholders’ equity	$7,783.3	$7,735.0

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Three Months Ended
	March 31
	2012	2011
Cash Flows from Operating Activities
Income from continuing operations, net of tax	$27.6	$152.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60.5	55.4
Provision for doubtful accounts	74.0	61.7
Provision for obsolescence	28.3	24.1
Share-based compensation	10.7	12.0
Deferred income taxes	(26.2)	(19.7)
Other	13.4	11.0
Changes in assets and liabilities:
Accounts receivable	(44.0)	(23.4)
Inventories	(80.1)	(142.0)
Prepaid expenses and other	37.2	(22.6)
Accounts payable and accrued liabilities	(60.7)	(55.3)
Income and other taxes	(46.6)	(19.8)
Noncurrent assets and liabilities	(27.1)	(65.2)
Net cash used by operating activities of continuing operations	(33.0)	(31.6)
Cash Flows from Investing Activities
Capital expenditures	(45.7)	(55.3)
Disposal of assets	4.5	3.0
Purchases of investments	(0.1)	(0.1)
Proceeds from sale of investments	—	3.0
Net cash used by investing activities of continuing operations	(41.3)	(49.4)
Cash Flows from Financing Activities
Cash dividends	(100.0)	(98.7)
Debt, net (maturities of three months or less)	50.2	520.3
Proceeds from debt	66.4	27.5
Repayment of debt	(41.1)	(554.6)
Interest rate swap termination	43.6	—
Proceeds from exercise of stock options	4.2	7.3
Excess tax benefit realized from share-based compensation	(2.2)	0.7
Repurchase of common stock	(7.4)	(5.8)
Net cash provided (used) by financing activities of continuing operations	13.7	(103.3)
Net cash provided by investing activities of discontinued operations	—	2.3
Net cash provided by discontinued operations	—	2.3
Effect of exchange rate changes on cash and equivalents	30.7	17.4
Net change in cash and equivalents	(29.9)	(164.6)
Cash and equivalents at beginning of year	$1,245.1	$1,179.9
Cash and equivalents at end of period	$1,215.2	$1,015.3

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

THREE MONTHS ENDED 03/31/12
REGIONAL RESULTS

$ in Millions	Total Revenue US$		C$	Units	Price/Mix C$	Active Reps	Average Order C$
		% var. vs 1Q11	% var. vs 1Q11	% var. vs 1Q11	% var. vs 1Q11	% var. vs 1Q11	% var. vs 1Q11
Latin America	$1,138.8	1%	5%	(1)%	6%	2%	3%
North America	490.3	(4)	(4)	1	(5)	(10)	6
Central & Eastern Europe	394.6	(4)	—	(5)	5	(1)	1
Western Europe, Middle East & Africa	330.0	(5)	1	2	(1)	(4)	5
Asia Pacific	221.7	(2)	(4)	(3)	(1)	(9)	5
Total from operations	2,575.4	(2)	1	(1)	2	(2)	3
Global and other	—	—	—	—	—	—	—
Total	$2,575.4	(2)%	1%	(1)%	2%	(2)%	3%

	2012 GAAP Operating Profit (Loss)US$	% var. vs 1Q11	2012 GAAP Operating Margin US$	2012 Non-GAAP Operating Profit (Loss)US$ (1)	2011 Non-GAAP Operating Profit US$ (1)	2012 Non-GAAP Operating Margin (1)	2011 Non-GAAP Operating Margin (1)
Latin America	$50.0	(64)%	4.4%	$54.7	$137.2	4.8%	12.1%
North America	4.6	(83)	0.9	9.0	39.4	1.8	7.7
Central & Eastern Europe	62.6	(19)	15.9	65.4	74.0	16.6	18.0
Western Europe, Middle East & Africa	(6.1)	(118)	(1.8)	(4.3)	33.2	(1.3)	9.6
Asia Pacific	15.4	(23)	6.9	16.1	19.4	7.3	8.5
Total from operations	126.5	(58)	4.9	140.9	303.2	5.5	11.5
Global and other	(55.0)	(6)	—	(42.1)	(42.0)	—	—
Total	$71.5	(71)%	2.8%	$98.8	$261.2	3.8%	9.9%

CATEGORY SALES (US$)

	Consolidated
	US$		C$
		% var. vs 1Q11	% var. vs 1Q11
Beauty (color cosmetics/fragrances/skincare/personal care)	$1,858.6	(1)%	2%
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	449.6	(8)	(6)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	224.6	(2)	1
Net sales	$2,532.8	(2)%	1%
Other revenue	42.6	13	15
Total revenue	$2,575.4	(2)%	1%

Beauty Category
Fragrance		(1)%	3%
Color		—	4
Skincare		(1)	2
Personal care		(2)%	1%

(1) For a further discussion on our non-GAAP financial measures, please refer to our discussion of non-GAAP financial measures in this release and reconciliations of our non-GAAP financial measures to the related GAAP financial measure in the following supplemental schedules.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	THREE MONTHS ENDED 03/31/12
	Reported (GAAP)	CTI restructuring initiatives	Adjusted (Non-GAAP)
Cost of sales	$1,009.8	$2.7	$1,007.1
Selling, general and administrative expenses	1,494.1	24.6	1,469.5
Operating profit	71.5	27.3	98.8
Income from continuing operations before taxes	40.8	27.3	68.1
Income taxes	(13.2)	(9.2)	(22.4)
Income from continuing operations	$27.6	$18.1	$45.7

Diluted EPS from continuing operations	0.06	0.04	0.10

Gross margin	60.8%	0.1	60.9%
SG&A as a % of revenues	58.0%	(1.0)	57.1%
Operating margin	2.8%	1.1	3.8%
Effective tax rate	32.3%	0.6	32.9%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$50.0	$4.7	$54.7
North America	4.6	4.4	9.0
Central & Eastern Europe	62.6	2.8	65.4
Western Europe, Middle East & Africa	(6.1)	1.8	(4.3)
Asia Pacific	15.4	0.7	16.1
Global and other	(55.0)	12.9	(42.1)
Total	$71.5	$27.3	$98.8

SEGMENT OPERATING MARGIN
Latin America	4.4%	0.4	4.8%
North America	0.9%	0.9	1.8%
Central & Eastern Europe	15.9%	0.7	16.6%
Western Europe, Middle East & Africa	(1.8)%	0.5	(1.3)%
Asia Pacific	6.9%	0.3	7.3%
Global and other	—	—	—
Total	2.8%	1.1	3.8%

Amounts in the table above may not necessarily sum because the computations are made independently.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)

$ in Millions (except per share data)	THREE MONTHS ENDED 03/31/11
	Reported (GAAP)	CTI restructuring initiatives	Adjusted (Non-GAAP)
Cost of sales	$949.8	$1.2	$948.6
Selling, general and administrative expenses	1,432.8	13.5	1,419.3
Operating profit	246.5	14.7	261.2
Income from continuing operations before taxes	224.9	14.7	239.6
Income taxes	(72.7)	(5.8)	(78.5)
Income from continuing operations	$152.2	$8.9	$161.1

Diluted EPS from continuing operations	0.35	0.02	0.37

Gross margin	63.9%	—	63.9%
SG&A as a % of revenues	54.5%	(0.5)	54.0%
Operating margin	9.4%	0.6	9.9%
Effective tax rate	32.3%	0.4	32.8%

SEGMENT OPERATING PROFIT
Latin America	$139.5	$(2.3)	$137.2
North America	27.8	11.6	39.4
Central & Eastern Europe	76.9	(2.9)	74.0
Western Europe, Middle East & Africa	34.1	(0.9)	33.2
Asia Pacific	19.9	(0.5)	19.4
Global and other	(51.7)	9.7	(42.0)
Total	$246.5	$14.7	$261.2

SEGMENT OPERATING MARGIN
Latin America	12.3%	(0.2)	12.1%
North America	5.4%	2.3	7.7%
Central & Eastern Europe	18.7%	(0.7)	18.0%
Western Europe, Middle East & Africa	9.8%	(0.3)	9.6%
Asia Pacific	8.8%	(0.2)	8.5%
Global and other	—	—	—
Total	9.4%	0.6	9.9%

Amounts in the table above may not necessarily sum because the computations are made independently.